As filed with the Securities and Exchange Commission on August 8, 2012
Registration No. 333-[        ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORIENT-EXPRESS HOTELS LTD.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda		98-0223493
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
22 Victoria Street Hamilton HM 12, Bermuda
(Address of Principal Executive Offices)

Orient-Express Hotels Ltd. 2009 Share Award and Incentive Plan, As Amended
(Full Title of the Plan)

Richard M. Levine Orient-Express Hotels Inc. 555 Madison Avenue, 24th Floor New York, New York 10022
(Name and Address of Agent for Service) Telephone number, including area code, of agent for service: (212) 302-5055

Copy to:
Edmond FitzGerald Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Class A common shares, par value $.01 each	5,000,000 (2)	$8.50 (4)	$42,500,000 (4)	$4,870.50
Preferred share purchase rights	5,000,000 (3)	_--- (5)	_--- (5)	None
(1)
This registration statement shall also cover any additional class A common shares and attached preferred share purchase rights which become issuable under the Orient-Express Hotels Ltd. 2009 Share Award and Incentive Plan, as amended on June 3, 2010 and June 7, 2012 (the “2009 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding class A common shares and attached rights of the Registrant.

(2)	Represents 5,000,000 class A common shares of the Registrant reserved for issuance under the 2009 Plan.
(3)	Represents 5,000,000 attached preferred share purchase rights reserved for issuance under the 2009 Plan.
(4)
Calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, upon the basis of the average of the high and low prices ($8.78 and $8.22) of a class A common share as reported for New York Stock Exchange composite transactions on August 3, 2012.

(5)
Included in the offering price of the class A common shares being registered hereby. Until the Distribution Date, as defined in the Rights Agreement, dated as of June 1, 2000, and amended and restated as of April 12, 2007 and as further amended by Amendment No. 1 thereto dated as of December 10, 2007 and Amendment No. 2 dated as of May 27, 2010, providing for the preferred share purchase rights, such rights will be attached to and transferable only with the class A and class B common shares and will be evidenced by the certificates evidencing the class A and class B common shares.

INTRODUCTION

In accordance with General Instruction E of Form S-8, this Registration Statement on Form S-8 is filed by Orient-Express Hotels Ltd. (the “Registrant”) to register an additional 5,000,000 class A common shares, par value $0.01 each, (and the accompanying rights to purchase the Registrant’s series A junior participating preferred shares) under the Orient-Express Hotels Ltd. 2009 Share Award and Incentive Plan, as amended (the “2009 Plan”).

The Registrant previously registered an aggregate of 2,579,798 class A common shares (and the accompanying rights to purchase the Registrant’s series A junior participating preferred shares) for issuance under the 2009 Plan on Registration Statement No. 333-161459 and an aggregate of 4,000,000 class A common shares (and the accompanying rights to purchase the Registrant’s series A junior participating preferred shares) for issuance under the 2009 Plan on Registration Statement No. 333-168588. The contents of these registration statements are hereby incorporated herein by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant is incorporating by reference into this Registration Statement the following documents filed by it with the Securities and Exchange Commission (Commission File No. 1-16017):

(1) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended by Amendment No. 1 on Form 10-K/A dated June 13, 2012;

(2) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012;

(3) The Registrant’s current reports on Form 8-K filed on each of May 16, 2012, June 8, 2012 and August 6, 2012;

(4) The description of the Registrant’s class A common shares, which appears in its Registration Statement on Form 8-A dated July 28, 2000, Amendment No. 1 thereto dated April 23, 2007, Amendment No. 2 thereto dated June 8, 2009 and Amendment No. 3 thereto dated May 27, 2010, for the registration of the class A common shares under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”); and

(5) The description of the preferred share purchase rights which appears in the Registrant’s Registration Statement on Form 8-A dated July 28, 2000, Amendment No. 1 thereto dated April 23, 2007, Amendment No. 2 thereto dated June 8, 2009 and Amendment No. 3 thereto dated May 27, 2010, for the registration of the rights under Section 12(b) of the Exchange Act.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Bye-Laws 122-125 of the Registrant provide as follows (references therein to the Company are references to the Registrant and references to the Companies Act mean Bermuda’s Companies Act 1981 and such other statutory corporate enactments in Bermuda as are from time to time in force concerning companies insofar as the same applies to the Registrant):

 “122. Subject to the proviso below, every Director, officer of the Company and member of a committee constituted under Bye-Law 88 and any Resident Representative shall be indemnified out of the funds of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, officer, committee member or Resident Representative and the indemnity contained in this Bye-Law shall extend to any person acting as a Director, officer, committee member or Resident Representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election; provided the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts. Nothing in this Bye-law or Bye-Laws 123, 124 and 125 below shall operate in favour of any person acting in the capacity of auditor to the Company.

123. Every Director, officer, member of a committee duly constituted under Bye-Law 88 or Resident Representative of the Company shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Director, officer, committee member or Resident Representative in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

124. To the extent that any Director, officer, member of a committee duly constituted under Bye-Law 88 or Resident Representative is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

125. Expenses incurred in defending any civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Directors in the specific case upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to Bye-Laws 122 and 123 or otherwise.”

The Registrant has entered into indemnification agreements with its non-executive directors. These agreements provide that the Registrant will indemnify its non-executive directors against losses, including liabilities, costs and expenses, amounts of judgments and fines, that the non-executive director may incur by reason of his or her election or service as a director, officer or employee of the Registrant or any related entity, except in certain circumstances, including any losses in connection with which the non-executive director is not entitled to indemnification as a matter of law or public policy.

In addition, reference is made to the Indemnification Agreement (Exhibit 99.1 to this Registration Statement) concerning the indemnification by the Registrant of its authorized representative in the United States for purposes of this Registration Statement.

The Registrant also maintains directors’ and officers’ liability and corporate reimbursement insurance. Such insurance, subject to annual renewal and certain rights of the insurer to terminate, provides certain aggregate maximum coverage (which may be adjusted from time to time) to directors and officers of the Registrant and its subsidiaries, against claims made during the policy period.

Item 8.	EXHIBITS

The index to exhibits appears on the page immediately following the signature pages of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on August 8, 2012.

ORIENT-EXPRESS HOTELS LTD.

By:	/s/ Philip R. Mengel
	Name:	Philip R. Mengel
	Title:	Interim Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes Philip R. Mengel, J. Robert Lovejoy, Martin O’Grady, Richard M. Levine and Edwin S. Hetherington, and each of them singly, his true and lawful attorneys-in-fact with full power to sign on behalf of such person, in the capacities indicated below, any and all amendments to this registration statement, and generally to do all such things in the name and on behalf of such person, in the capacities indicated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as it may be signed by said attorneys-in-fact, or any of them, to any and all amendments to this registration statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the following capacities on August 8, 2012.

Signature	Title
/s/ Philip R. Mengel	Interim Chief Executive Officer and Director
Philip R. Mengel	(Principal Executive Officer)

/s/ Martin O’Grady	Vice President – Finance and Chief Financial Officer
Martin O’Grady	(Principal Financial and Accounting Officer)

/s/ Harsha V. Agadi	Director
Harsha V. Agadi

/s/ John D. Campbell	Director
John D. Campbell

/s/ Mitchell C. Hochberg	Director
Mitchell C. Hochberg

Director
Ruth Kennedy

/s/ Prudence M. Leith	Director
Prudence M. Leith

/s/ J. Robert Lovejoy	Director and Authorized Representative in the United States
J. Robert Lovejoy

Signature	Title

Director
Jo Malone

/s/ Georg R. Rafael	Director
Georg R. Rafael

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Memorandum of Association and Certificate of Incorporation.(1)
4.2	Schedule 1 to Bye-Laws of the Registrant.(2)
4.3
Rights Agreement, dated as of June 1, 2000, and amended and restated as of April 12, 2007 and as further amended by Amendment No. 1 thereto dated as of December 10, 2007 and Amendment No. 2 dated as of May 27, 2010, between the Registrant and Computershare Trust Company, N.A., as Rights Agent.(3)

4.4	Amendment No. 1 dated December 10, 2007 to the amended and restated Rights Agreement (Exhibit 4.2 above).(4)
4.5	Amendment No. 2 dated May 27, 2010 to the amended and restated Rights Agreement (Exhibit 4.2 above).(5)
5.1	Opinion of Appleby.
23.1	Consent of Deloitte LLP.
23.2	Consent of BDO — Pazos, Lopez de Romana, Rodriguez S. Civil de R. L.
23.4	Consent of Appleby (included in Exhibit 5.1).
24	Power of Attorney (included on the signature pages of this Registration Statement).
99.1	Indemnification Agreement between the Registrant and J. Robert Lovejoy.
99.2	Orient-Express Hotels Ltd. 2009 Share Award and Incentive Plan, as amended.(6)

________________________________
(1) Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K/A dated June 15, 2011 on the front cover.

(2) Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated June 15, 2007 on the front cover.

(3) Incorporated by reference to Exhibit 1 of Amendment No.1 to the Registrant’s Registration Statement on Form 8-A, filed with the U.S. Securities and Exchange Commission on April 23, 2007.

(4) Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated December 10, 2007 on the front cover.

(5) Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated May 27, 2010 on the front cover.

(6) Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated June 7, 2012 on the front cover.